                                                                   EXHIBIT 10.14

--------------------------------------------------------------------------------
*Terms denoted with an asterisk have been omitted and filed separately with the Securities an Exchange Commission pursuant to a request for confidential treatment.
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                                                CONFIDENTIAL TREATMENT REQUESTED

                            DISTRIBUTION AGREEMENT
                            ----------------------

     THIS AGREEMENT (the "Agreement") is made and entered into as of June 1, 1993 by and between INGRAM MICRO INC., a California corporation (hereinafter "Ingram") and LANTRONIX, a California corporation (hereinafter "Vendor").

                                   RECITALS

     Vendor manufactures, produces, and/or supplies microcomputer products and desires to grant to Ingram the right to sell and distribute certain of those products, as hereinafter defined, upon the terms and conditions set forth below. Ingram is engaged in the sale and distribution of microcomputer products and desires to have the right to sell and distribute Vendor's products upon said terms and conditions.

     In consideration of the mutual covenants and agreements set forth below, the parties hereto agree as follows:

                     1.  GRANT OF DISTRIBUTION RIGHTS.

     1.1 Vendor hereby grants to Ingram, and Ingram accepts, the non-exclusive right to distribute in the domestic United States those products listed on Exhibit A attached hereto and made a part hereof (hereinafter all products to be distributed shall be referred to as the "Product" or "Products").

     1.2 Vendor agrees to make available and to sell to Ingram such Product as Ingram shall order from Vendor at the prices and subject to the terms set forth in this Agreement. Ingram shall purchase Product in bulk packaging. The minimum order will be five hundred dollars ($500.00). However, these minimum order requirements will be waived for emergency or evaluation requirements.

     1.3 Vendor may appoint other distributors to distribute its Products. Ingram shall have the right to obtain and/or retain the rights to distribute any other products, including products which may compete with the Products.

                                 2.  TERM.

     2.1 The term of this Agreement shall be for a period of one (1) year, beginning on July 1, 1993. Thereafter, this Agreement shall be renewed for successive one (1) year terms without further notice, unless terminated sooner as provided under the provisions of this Agreement.

     2.2 Either party may terminate this Agreement, with or without cause, by giving ninety (90) days' written notice to the other party.

                                                CONFIDENTIAL TREATMENT REQUESTED

                          3.  OBLIGATIONS OF VENDOR.

     3.1 Vendor shall use its best efforts to ship the Product within ten (10) working days after receipt of Ingram's written order for the Product, unless otherwise directed by Ingram.

     3.2 At no charge to Ingram, Vendor shall support the Product and any efforts to sell the Product by Ingram, and provide sales literature, advertising materials and reasonable training, which shall be at no charge to either party, and support in the sale and use of the Product to Ingram's employees and customers, if requested by Ingram.

     3.3 Vendor shall notify Ingram at least thirty (30) days prior to the date any new Product is to be introduced and shall make such Product available for distribution by Ingram not later than the date it is first introduced in the marketplace.

     3.4 Vendor agrees to maintain sufficient Product inventory to permit it to fill Ingram's orders as required herein. If a shortage of any Product in Vendor's inventory exists in spite of Vendor's good faith efforts, Vendor agrees to allocate its available inventory of such Product to Ingram in proportion to Ingram's percentage of all of Vendor's customer orders for such Product during the previous ninety (90) days, with the initial stocking order excepted.

     3.5 For each Product shipment to Ingram, Vendor shall issue to Ingram an invoice showing Ingram's order number and the Product part number, description and price. At least monthly, Vendor shall provide Ingram with a current statement of account, listing all invoices outstanding, and any payments made and credits given since the date of the previous statement, if any.

                          4.  OBLIGATIONS OF INGRAM.

     4.1 Ingram will list the Product in one or more of its catalogs and make the Product available to its customers.

     4.2 Ingram will advertise and/or promote the Products in a commercially reasonable manner and will transmit Product information and promotional materials to its customers, as reasonably necessary.

     4.3 As reasonably necessary, Ingram will make its facilities available for, and will assist Vendor in providing, Product training and support required under Section 3.2 hereof.

     4.4 Ingram will provide Product technical assistance to its customers as it is reasonably able to do so, and will refer all other technical matters directly to Vendor.

     4.5 Ingram will refer its customers directly to Vendor for return material authorization and replacement of defective Products.

                                                CONFIDENTIAL TREATMENT REQUESTED

                             5.  PRICE AND TERMS.

     5.1 The price and applicable discount, if any, for the Product shall be as set forth in Exhibit A. Ingram shall not be bound to sell Product to its customers at any prices suggested by Vendor.

     5.2 Vendor shall have the right to change the list price of any Product upon giving thirty (30) days' prior written notice to Ingram. In the event that Vendor shall raise the list price of a Product, all orders for such Product placed prior to the effective date of the price increase shall be invoiced at the lower price.

     5.3 In the event that Vendor reduces the price of any Product or offers the Product at a lower price, including raising the discount offered, to any other comparable domestic distributor, Vendor shall promptly credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram on the date the reduced price is first offered. Vendor will also credit Ingram for the difference between the invoice price charged to Ingram and the reduced price for each unit of Product held in inventory by Ingram's customers on the date the reduced price is first offered by Vendor if Ingram's customers request a credit resulting from Vendor's price reduction. Should any of Ingram's customers request a price adjustment as outlined in this Section, Ingram shall provide for an independent third party audit of that customer's inventory upon Vendor's reasonable request and at Vendor's expense. Ingram will use commercially reasonable efforts to provide inventory reporting of its customers' inventory.

     5.4 Terms of payment for any order shall be two percent (2%) fifteen (15) days, net thirty (30) days; except for Ingram's initial order for any Product, for which payment shall be due sixty (60) days from receipt of the applicable invoice by Ingram. For the purposes of earning a discount, payment is deemed to be made on the postmark date of Ingram's transmittal, and such postmark date must be no greater than fifteen (15) days subsequent to Vendor's invoice date.

     5.5 Notwithstanding any other provision in this Agreement to the contrary, Ingram shall not be deemed in default under this Agreement if it withholds any payment to Vendor because of a legitimate dispute between the parties.

                                 6.  SHIPPING.

     6.1 Vendor shall ship Product only pursuant to Ingram's written purchase orders received by Vendor. Product shall be shipped F.O.B. Vendor's Laguna Hills, California warehouse, with risk of loss or damage to pass to Ingram upon delivery by Vendor to the common carrier designated on Ingram's standard freight routing instructions, attached as Exhibit B, and as may be amended by Ingram.

                                                CONFIDENTIAL TREATMENT REQUESTED

               7.  COOPERATIVE ADVERTISING AND MARKETING FUNDS.

     7.1 Ingram may advertise and promote the Product and/or Vendor in a commercially reasonable manner and may use Vendor's trademarks, service marks and trade names in connection therewith; provided that, Ingram shall submit the advertisement or promotion to Vendor for review and approval prior to initial release, which approval shall not be unreasonably withheld or delayed.

     7.2 Vendor agrees to cooperate with Ingram in advertising and promoting the Product and/or Vendor. Cooperative advertising allowances and marketing development funds will be made available to Ingram by Vendor on an "as needed" basis with the approval of Vendor. Vendor may review, and agree to participate in, Ingram marketing programs at a later date.

                           8.  DEMONSTRATION UNITS.

     8.1 At the request of Ingram, Vendor shall consign to Ingram a reasonable number of refurbished demonstration units of the Product to aid Ingram and its sales staff in the support and promotion of the Product. All units consigned will be returned to Vendor in good condition, reasonable wear and tear excepted, when requested by Vendor at any time eleven (11) months after delivery to Ingram.

                             9.  STOCK BALANCING.

     9.1  General Stock Balancing.  Notwithstanding anything else to the
          -----------------------
contrary in this Agreement, once every ninety (90) days, Ingram may return Products whose total value does not exceed * percent (*%) of net purchases made by Ingram from Vendor during the preceding ninety (90) days and which are in their original packaging and were purchased by Ingram in the preceding six (6) months for full credit of the Products' purchase price, less any discounts or credits previously received. An offsetting order must be placed by Ingram at the time Vendor issues a Return Materials Authorization ("RMA") number for the Products Ingram is returning under this Section 9.1. Ingram must schedule this offsetting order for shipment no later than * (*) * after the order is placed. All freight charges for returned Products will be paid by Ingram.

     9.2  Returns After Termination.  Ingram may return any Product in its
          -------------------------
inventory which was purchased by Ingram from Vendor in the preceding * (*) * to Vendor for credit against outstanding invoices, or for cash refund if there are no invoices then outstanding, within * (*) * following the expiration or earlier termination of this Agreement. Any credit or refund due Ingram for returned Product shall be equal to the purchase price of the Product, less any discounts or credits previously received, except for early payment or prepayment discounts.

     9.3  Returns After Product Discontinuation.  Vendor shall provide Ingram
          -------------------------------------
with * (*) * written notice prior to the Vendor's discontinuation of any Product. Upon receipt of such notice, Ingram shall have the right to, within * (*) * after such notice is received, return all

                                                CONFIDENTIAL TREATMENT REQUESTED

discontinued Products purchased from Vendor during the preceding * (*) * for full credit of the Products' purchase price, less any discounts or credits previously received, except for early payment or prepayment discounts.

                           10.  PRODUCT WARRANTIES.

     10.1 Vendor warrants that the Products will comply with its limited warranty as shown in Exhibit C attached.

     10.2 Ingram may return Product found to be defective, or returned as defective by a customer of Ingram, upon receipt of an RMA number from Vendor replacement of the Product. Vendor will pay freight charges incurred by Ingram in returning the defective Product to Vendor. Ingram will pay return freight charges.

     10.3 In the event Vendor recalls any or all of the Products due to defects, revisions, or upgrades, Ingram shall provide reasonable assistance in such recall; provided that, Vendor shall pay all of Ingram's reasonable expenses in connection with such recall, excluding handling charges.

                                11.  INDEMNITY.

     11.1 Vendor shall defend, indemnify, and hold harmless Ingram from and against any claims, demands, liabilities, or expenses (including attorney's fees and costs) for any injury or damage, including, but not limited to, any personal or bodily injury or property damage, arising out of or resulting in any way from any defect in Products. This duty to indemnify Ingram shall be in addition to the warranty obligations of Vendor.

     11.2 Vendor shall defend, indemnify and hold Ingram harmless from and against all damages and costs incurred by Ingram arising from the infringement of any patents, copyrights, trademarks, trade secrets, or other proprietary rights in the manufacture or Vendor marketing of the Products; provided that, Ingram promptly notifies Vendor of the charge of infringement or legal proceeding. If there is a claim made or threatened, Vendor may, at its expense and option, either procure the right to continue using any part of Product, replace same with a non infringing Product, or modify Product such that it is non infringing; provided that, if within ninety (90) days after a claim has been made, Vendor has not procured such right, replaced the Product, or modified the Product so that it does not infringe, Ingram may return the Product to Vendor for a full credit against future purchases or for a cash refund, at Ingram's option.

                            12.  PRODUCT MARKINGS.

     12.1 Vendor shall clearly mark on the packaging of each unit of Product the Product's name and computer compatibility. Such packaging shall also bear a machine-readable bar code

                                                CONFIDENTIAL TREATMENT REQUESTED

identifier scannable in standard ABCD format which identifies the Product and its serial number and fully complies with all conditions regarding standard product labeling set forth in "Ingram Micro's Guide To Bar Code: The Product Label," as amended from time to time. Vendor has until September 1, 1993 to comply with the terms of this Section 12.1. If, at that time, Vendor has not complied with the terms of this Section 13.1, Vendor agrees to pay those charges as Ingram may impose for non-compliance with the terms of this Section 13.1.

                     13.  REPRESENTATIONS AND WARRANTIES.

     Vendor warrants and represents that:

     13.1 The Products or their use do not infringe upon any patents, copyrights, trademarks, trade secrets, or other proprietary rights of others and that there are not any suits or proceedings pending or threatened which allege that any Product or the use thereof infringes upon such proprietary rights.

     13.2 The Product prices offered herein are the best prices available to any comparable domestic distributor to whom Vendor sells, and that in the future all prices for Product made available to Ingram shall be the best prices available to any comparable domestic distributor of the Products;

     13.3 Sales to Ingram of the Products at the listed prices and/or discounts do not in any way constitute violations of federal, state, or local laws, ordinances, rules or regulations, including any antitrust laws or trade regulations;

     13.4 It has sufficient product liability insurance to enable it to meet its obligations under Section 11 hereof.

                                14.  DEFAULTS.

     14.1 For purposes of this Agreement, a party shall be in default if (a) it materially breaches a term of this Agreement and such breach continues for a period of ten (10) business days after it has been notified of the breach, or
(b) it shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of or become subject to any proceeding, under the Federal Bankruptcy Act or any other federal or state statute relating to insolvency or the protection of rights of creditors.

     14.2 Upon the occurrence of an event of default as described in Section 14.1, the party not in default may immediately terminate this Agreement by giving written notice to the party in default.

                                                CONFIDENTIAL TREATMENT REQUESTED

     14.3 The rights and remedies provided to the parties in this Section 14 shall not be exclusive and are in addition to any other rights and remedies provided by this Agreement or by law or in equity.

                                15.  INSURANCE.

     15.1 During the term of this Agreement, Vendor shall carry insurance coverage for product liability/completed operations with minimum limits of one million dollars ($1,000,000). Within ten (10) days of the full execution of this Agreement, Vendor shall provide Ingram with a Certificate of Insurance evincing such insurance coverage including (a) a broad form vendor's endorsement naming Ingram as an additional insured and (b) a mandatory thirty (30) day notice of cancellation to Ingram.

                            16.  OTHER PROVISIONS.

     16.1  Construction.  This Agreement shall be construed and enforced in
           ------------
accordance with the laws of the State of California, except that body of law concerning conflicts of law.

     16.2  Notices.  All notices, requests, demands and other communications
           -------
called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when (i) personally delivered; (ii) two (2) days after mailing by U. S. certified or registered first-class mail, prepaid; or (iii) one
(1) day after deposit with any nationally recognized overnight courier, with written verification of receipt, and addressed to the parties at the addresses set forth at the end of this Agreement or at such other addresses as the parties may designate by written notice.

     16.3  Attorney's Fees.  In the event suit is commenced to enforce this
           ---------------
Agreement or otherwise relating to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

     16.4  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; however, this Agreement shall be of no force or effect until executed by both parties.

     16.5  Confidential Information.  Neither party shall disclose to the other
           ------------------------
any information regarded as confidential information by the disclosing party or any third party. Any confidential disclosures shall be exclusively governed by a separate agreement.

     16.6  No Implied Waivers.  The failure of either party at any time to
           ------------------
require performance by the other party of any provision hereof shall not affect in any way the full rights to require such performance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken, construed, or held to be a waiver of the provision itself or a waiver of any breach thereafter or any other provision hereof.

                                                CONFIDENTIAL TREATMENT REQUESTED

     16.7  Captions and Section Headings.  Captions and section headings used
           -----------------------------
herein are for convenience only, are not a part of this Agreement, and shall not be used in construing it.

     16.8  Covenant of Further Cooperation.  Each of the parties agrees to
           -------------------------------
execute and deliver such further documents and to cooperate in such manner as may be necessary to implement and give effect to the agreements contained herein.

     16.9  Binding on Heirs and Successors.  This Agreement shall be binding
           -------------------------------
upon and shall inure to the benefit of each party, its successors and assigns.

     16.10 Severability.  A judicial determination that any provision of this
           ------------
Agreement is invalid in whole or in part shall not affect the enforceability of those provisions found not to be invalid.

     16.11 Entire Agreement.  This Agreement constitutes the entire agreement
           ----------------
between the parties hereto pertaining to the subject matter hereof, superseding, any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are hereby expressly canceled and terminated. Any conflicting terms and conditions of each party's purchase orders, invoices, acknowledgments/confirmations or similar documentation shall not apply to any order hereunder, and any such conflicting terms and conditions thereon shall be deemed to be objected to without need of further notice or objection. Any modifications of this Agreement must be in writing and signed by authorized representatives of both parties hereto.

     16.12 Parties Executing.  The parties executing this Agreement warrant that
           -----------------
they have the requisite authority to do so.

     IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

Ingram                                       Vendor

Ingram Micro Inc.                            Lantronix
1600 E. St. Andrew Place                     26072 Merit Circle, Suite 113
Santa Ana, California 92705                  Laguna Hills, California 92653

By:  /s/ Bruce S. Martin                     By:   /s/ Brad Freeburg
   ----------------------------                 -----------------------------
Name:   Bruce S. Martin                      Name:   Brad Freeburg
Title:  Senior Vice President Purchasing     Title:  *President
Date:   6/2/93                               Date:   6/7/93

                                                CONFIDENTIAL TREATMENT REQUESTED

*AGREEMENT MUST BE SIGNED BY PRESIDENT OR BY A DULY AUTHORIZED VICE PRESIDENT OR PARTNER.

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT A
                                   ---------

                              PRODUCT PRICE LIST

     The prices for the Products offered under this Agreement shall be (check one):

         X     As shown on Vendor's price list dated May 12, 1993.
       -----

               As shown below.
       -----


          Product                    List Price                   Discount
------------------------    ---------------------------    ---------------------

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT B
                                   ---------

                   INGRAM MICRO FREIGHT ROUTING INSTRUCTIONS

     All shipments for which Ingram Micro has agreed to pay freight costs are to be shipped per the following instructions. If any of these instructions are unacceptable advise Ingram Micro's Traffic Manager before shipping the goods. Shipments which do not comply with these instructions may be refused or freight charges for such shipments may be subtracted from future payments to your company.

     Ingram Micro's Transportation Department may be contacted at:

               Transportation Department
               Ingram Micro Inc.
               P.O. Box 25125
               Santa Ana, California 92799-5125
               (714 566-1000 EXT. 2217

INSTRUCTIONS:

     1. All shipments must be shipped collect. Where UPS consignee billing is not available

     2. Do not insure any shipment unless previously authorized by the Ingram Micro Transportation Department.

     3. Do not declare a value on Freight Collect shipments to Ingram Micro unless previously authorized by the Transportation Department.

     4.  Surface shipments must be shipped as follows:

     If Shipment is:                       Ship via:
     --------------                        --------
     Maximum of 5 cartons
     Maximum of 250 lbs.                   UPS Ground or RPS Collect
     --------------------------------------------------------------------------
     251-10,000 lbs                        See attached Shipping Graph for LTL
     --------------------------------------------------------------------------
     Shipments which are greater than
     10,000 lbs, are oversize, or require  Call Ingram Micro Transportation
     special handling                      Department

     5. Air freight shipments must be shipped prepaid or authorized by Ingram Micro's Transportation Department.

NOTE: All questions regarding these instructions should be directed to Ingram Micro's Transportation Department at (714) 566-1000, ext. 2217.

Definitions:

                                                CONFIDENTIAL TREATMENT REQUESTED

UPS  -   United Parcel Service
RPS  -   Roadway Package System
LTL  -   Less Than Truckload

                                                CONFIDENTIAL TREATMENT REQUESTED


                   FIRST ADDENDUM TO DISTRIBUTION AGREEMENT
                    BETWEEN INGRAM MICRO INC. AND LANTRONIX
                              DATED JUNE 1, 1993

     The above-referenced Agreement is hereby modified effective January 1, 1994 as follows:


     1. Section 1.1 of the Agreement is modified to read as follows: "Vendor hereby grants Ingram, and Ingram accepts, the non-exclusive right to distribute worldwide those products listed in Exhibit A attached hereto and made a part hereof (hereinafter all products to be distributed shall be referred to as "Product" or "Products") provided, however, that Vendor reserves the right to contract with other international distributors, including affiliates of Ingram, under terms and conditions that differ from this Agreement.

     2. Section 5.2 of the Agreement shall be modified to insert the words "and shipped within * *" after the words "placed prior to the effective date".

     3. Section 5.3 of the Agreement shall be modified such that only the first sentence of such section shall remain. The second through fourth sentences shall be deleted. Vendor will consider similar price protection for certain Ingram customers on a case-by-case basis provided such customers are approved, in writing, by Vendor in advance and such customers are required to provide similar month-end inventory reporting.

     4. Section 6.1 of the Agreement shall be modified to substitute "Irvine" for "Laguna Hills".

     5. All addresses for Lantronix have been changed:

        From:  26072 Merit Circle, Suite 113      To: 15353 Barranca Parkway
               Laguna Hills, CA 92653                 Irvine, CA 92718
                                                      (714) 453-3990
                                                      (714) 453-3995 - fax

AGREED:

INGRAM MICRO INC.                       LANTRONIX

1600 E. St. Andrew Place                15353 Barranca Parkway
Santa Ana, CA  92705                    Irvine, CA  92718


By:  /s/ Sanat K. Dutta                 By:  /s/ Brad Freeburg
   ----------------------------            ---------------------------

Name: Sanat K. Dutta                    Name: Brad Freeburg
     --------------------------              -------------------------

Title: SR VP Operations                 Title: President
      -------------------------               ------------------------

Date: 3/10/94                           Date: 3/18/94
     --------------------------              -------------------------

                                      -2-